[LOGO OF MODEM MEDIA]

                                          March 29, 2001

Dear Shareholder:

  We are pleased to invite you to attend Modem Media's annual meeting of shareholders at 9:30 a.m. on Wednesday, May 9, 2001 at the Merritt 7 Corporate Park located at 301 Merritt 7 in Norwalk, Connecticut. We have enclosed with this proxy statement, your proxy voting card, including directions to the meeting and the company's 2000 annual report to shareholders for your review.

  Business scheduled for the meeting includes the election of directors, the ratification of our independent auditors for the fiscal year 2001 and the approval of a management incentive plan. Information concerning these matters is included in the notice of annual meeting and proxy statement. At the meeting, we also plan to review Modem Media's performance during 2000 and intend to answer any questions you may have about the company.

  Please complete your proxy card and return it promptly in the pre-paid, self-addressed envelope provided. This will enable us to vote your shares according to your instructions whether or not you plan to attend the meeting.

  If you are able to attend, admission to the meeting will be on a first-come, first-served basis and registration will begin at 9:00 a.m. If you are a "street name" holder, please bring a copy of a brokerage statement showing your stock ownership as of the record date.

Sincerely,

/s/ Marc C. Particelli                    /s/ G. M. O'Connell

Marc C. Particelli                        G. M. O'Connell
Chief Executive Officer                   Chairman of the Board

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             OF MODEM MEDIA, INC.

                                      on

                                  May 9, 2001

  At Modem Media's annual meeting of shareholders to be held at 9:30 a.m. on Wednesday, May 9, 2001 at the Merritt 7 Corporate Park located at 301 Merritt 7 in Norwalk, Connecticut, the following business will be brought before our shareholders:

  (1) The election of nine directors: Messrs. Allen, Beeby, Elliman, Hochhauser, O'Connell, Particelli, Peppers, Seeley and Zimmel each to serve for the following year and until their successors are duly appointed;

  (2) the ratification of the appointment of Arthur Andersen LLP as our independent auditors for 2001;

  (3)the approval of the adoption of the Modem Media, Inc. Management Incentive Plan; and

  (4)any other business properly brought before the annual meeting.

  The Board of Directors recommends a vote in favor of Items 1 through 3.

  Shareholders who were record holders at the close of business on March 21, 2001 may vote at the annual meeting or any adjournments thereof. Regardless of the number of shares you own, it is important that your shares be represented.

  This proxy statement, proxy card and 2000 annual report to shareholders are being distributed on or about March 29, 2001.

                                          By order of the board of directors,

                                          /s/ Sloane Levy
                                          Sloane Levy
                                          Vice President,
                                          General Counsel and Corporate
                                          Secretary

230 East Avenue
Norwalk, Connecticut 06855
March 29, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Q's and A's About the Meeting..............................................   1
Proposals to be Voted On...................................................   3
Board of Directors.........................................................   6
  Board Meetings Held......................................................   7
  Board Committees.........................................................   7
  Director Compensation....................................................   8
  Compensation Committee Interlocks and Insider Participation..............   8
  Certain Relationships and Related Transactions...........................   8
Stock Ownership............................................................  10
  Section 16(a) Beneficial Ownership.......................................  11
Stock Price Performance Graph..............................................  12
Executive Compensation.....................................................  13
  Report of the Compensation Committee.....................................  13
  Summary Compensation Table...............................................  15
  Option Grants Table......................................................  16
  Option Exercises and Year-End Value Table................................  17
  Certain Benefit Plans....................................................  17
  Stock Plans..............................................................  17
  Option Plan..............................................................  18
  Employment Agreements....................................................  19
  Indebtedness of Management...............................................  20
Report of the Audit Committee..............................................  20

Additional Information.....................................................  21

Appendix A................................................................. A-1

Appendix B................................................................. B-1

                           Q & A's ABOUT THE MEETING

Q: What will take place at the annual meeting?

A: At our annual meeting, you will vote on the business matters listed in the preceding notice of meeting, namely (1) the election of nine directors (Messrs. Allen, Beeby, Hochhauser, Elliman, O'Connell, Particelli, Peppers, Seeley and Zimmel), (2) the ratification of our independent auditors (Arthur Andersen LLP), and (3) the approval of the Modem Media, Inc. Management Incentive Plan. Management will review the company's performance during 2000 and will answer your questions.

Q: Who can vote?

A: Shareholders who were record holders at the close of business on March 21, 2001 are entitled to vote their shares of Modem Media common stock held on that date. Each share of common stock outstanding on that date is entitled to one vote. As of March 21, 2001, there were outstanding and entitled to vote at the meeting 25,554,441 shares of common stock.

Q: How can I vote if I cannot come to the meeting?

A: Whether or not you are able to attend the meeting, you may vote your shares by completing, signing and dating the accompanying proxy card and returning it in the prepaid envelope. If you do not mark any selections but return the signed card, your shares will be voted by your proxy (Frank Connolly and/or Sloane Levy) in favor of the three proposals. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your stock. If you attend the meeting, you may vote in person.

Q: Can I change my mind after voting?

A: Yes, you may revoke your proxy before the meeting by writing to our Corporate Secretary stating that you wish to revoke your proxy or by sending another executed proxy card, bearing a later date, to the Corporate Secretary. You may also revoke your proxy by attending the annual meeting and voting in person, although merely attending the meeting will not automatically revoke a previously granted proxy.

Q: Who will count the vote?

A: Representatives at First Chicago Trust Company of New York, a division of
   EquiServe, will tabulate the votes and act as inspectors of election.

Q: What constitutes a quorum for the meeting?

A: A quorum is the presence, in person or by proxy, of shareholders holding a majority of the voting power of the shares entitled to vote at the meeting. Abstentions and broker non-votes (which can occur if a "street name" holder does not provide his or her broker with voting instructions) are counted towards a quorum.

Q: How many votes are needed to approve the proposals?

A: Directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors. This means, that assuming a quorum is present at the meeting, the nine director nominees receiving the highest number of all votes cast for directors will be elected. The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on the subject matter is needed to approve the second and third proposals. Therefore, abstentions effectively count as votes against the second and third proposals.

Q: Who is soliciting my vote and who pays the cost?

A: The company will pay the cost of preparing, assembling and mailing the proxy materials and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of Modem Media stock. We have retained Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and the solicitation of votes at a fee estimated to be $6,500, excluding out-of-pocket expenses. Proxies may also be solicited personally, by mail, by telephone, or otherwise by our directors, officers or other employees, without additional compensation.

Q: When are the year 2002 shareholder proposals due?

A: If you wish to include a proposal (including the nomination of persons for election to the Board of Directors) in the proxy statement for the 2002 annual meeting, your proposal, in writing, must be received by our Corporate Secretary at our principal executive offices no later than January 9, 2002, assuming the date of the 2002 annual meeting is within 30 days of the 2001 annual meeting date. The proposal must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Delaware and the company's by-laws, otherwise the Chairman of the meeting may refuse to permit the business at issue to be brought before the meeting.

Q: How can I get more information about Modem Media?

A: You can find more information about the company or request copies of SEC filings by visiting our web site at www.modemmedia.com.

                           PROPOSALS TO BE VOTED ON

Proposal # 1: Election of Directors

  Our board of directors consists of nine directors each elected to serve a term of one year and until their successors are duly appointed.
Robert C. Allen, II, Robert H. Beeby, Donald M. Elliman, Jr., G. M. O'Connell, Marc C. Particelli, Don Peppers, Donald L. Seeley and Joseph R. Zimmel, all of whom are currently serving as directors, are nominated for election at the 2001 annual meeting for a new term of one year and until their successors are duly appointed. Terry Peigh, currently serving as director, will not stand for re-election at our 2001 annual meeting. In addition, Richard Hochhauser, who is not currently serving as a director, is nominated for election at the 2001 annual meeting for a term of one year and until his successor is duly appointed. Biographical information for each of the nominees is provided on page 6.

  If any director is unable to serve his or her full term, the board of directors may, by resolution, provide for a lesser number of directors or a majority vote of the directors then in office may designate a substitute. The director chosen by the board shall hold office for a term expiring at the next annual meeting.

  The affirmative vote of a plurality of the shares voting at the 2001 annual meeting of shareholders having voting power present, in person or by proxy, at the meeting is required for the election of each nominee for director. Unless otherwise specified, the proxies received will be voted for the election of the listed nominees.

Proposal # 2: Ratification of Arthur Andersen LLP as Independent Auditors

  The board of directors has appointed Arthur Andersen LLP as the independent auditors to examine our accounts for the 2001 fiscal year. Arthur Andersen LLP has audited our financial statements since 1995. In the opinion of the board of directors and management, Arthur Andersen LLP is well qualified to serve as our independent auditors. A member of Arthur Andersen LLP will be present at the annual meeting in order to have the opportunity to respond to questions and make a statement if they desire to do so.

  The board of directors recommends that shareholders vote for ratification of the appointment of Arthur Andersen LLP as our independent auditors for the 2001 fiscal year. In the event that ratification of the board of director's selection of auditors is not approved by the affirmative vote of a majority of the voting power of the shares present, in person or by proxy, at the meeting, the selection of independent auditors will be reconsidered by the board of directors.

Proposal # 3: Approval of the Modem Media, Inc. Management Incentive Plan

  At a meeting held on February 21, 2001, our board of directors adopted, subject to shareholder approval, the Modem Media, Inc. 2001 Management Incentive Plan (the "Plan"). The Plan is designed to attract, retain, motivate and reward our key senior employees and executives, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of our corporate goals. A copy of the Plan is annexed to this proxy statement as Attachment A.

  The Plan is a part of the company's efforts to increase stock ownership by management of the company and align their interest with shareholders. Under the Plan, each calendar year, the compensation committee of the board of directors will set bonus targets and goals for participants and determine what portion of such bonus, if earned, will be paid in restricted stock or cash (the "Award"). It is the intention of the compensation committee to have at least one-third of a manager's bonus under the Plan paid in restricted common stock of the company.

Administration

  Our compensation committee of the board of directors administers the Plan. Each of the compensation committee members is independent as defined under Rule 4200(a)(14) of the National Association of Securities dealers' listing standard. The compensation committee has complete authority to grant to eligible participants one or more Awards and to determine the number, terms and amount of an Award.

Shares Available

  The number of authorized and unissued shares of common stock that are available for awards under the Plan is 800,000 shares. The maximum Award payment that may be made to any participant under the Plan for any year is $2.5 million.

Eligibility

  Participants in the Plan shall be selected by the compensation committee from among the executive officers and senior managers of the company who have the capability of making a substantial contribution to the success of our company. There are currently nine executive officers and forty-two senior managers who may be eligible for participation in the Plan.

Awards

  Establishing the Target

  Each performance period will be one year. During the first 90 days of the performance period, the compensation committee will establish (i) the performance goals and targeted level of performance, (ii) the percentage of a participant's salary to be paid upon achievement of the goals and targets, and
(iii) the identity of the participants. Performance goals for executive officers will be based on any of, or a combination of, the following objective criteria: (1) revenues; (2) expenses; (3) gross profit; (4) operating income;
(5) net income; (6) earnings per share; (7) cash flow; (8) capital expenditures; (9) working capital; (10) economic value added; (11) stock price per share; (12) market value; (13) enterprise value; (14) book value; (15) return on equity; (16) return on book value; (17) return on invested capital;
(18) return on assets; (19) capital structure; (20) return on investment; and
(21) utilization.

  Determination of Awards

  No later than 90 days following the end of each the Award period, the compensation committee will determine the amount of the Award, if any, each participant has earned. The compensation committee has the authority to adjust performance goals for any performance period as equitably necessary, in recognition of (i) extraordinary or nonrecurring events experienced by the company during the performance period; (ii) changes in applicable accounting rules or principles or changes in the company's methods of accounting during the performance period; or (iii) the occurrence of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger consolidation, rights offering, or any other change in the capital structure of the company.

  Payment of the Awards

  The Awards may be paid in cash or common stock, or a combination of both, in the complete discretion of the compensation committee. If the committee determines that a portion of the Award is to be paid in restricted stock, such amount will be determined by dividing the Award amount to be paid in stock by the volume weighted average closing price for the company's common stock for the ten (10) trading days preceding the date of the grant. The compensation committee may impose resale and vesting restrictions upon the stock to be issued under the Plan.

Termination of Employment

  Unless determined otherwise by the committee, if a participant's employment with the company terminates, during the applicable restriction period, due to the participant's (i) death, (ii) disability, (iii) retirement or
(iv) termination by the company without "cause," as defined in the Plan, any restrictions on the participant's restricted stock will lapse. Except as stated in the previous sentence, upon the termination of a participant's employment with the company all restricted stock shall be forfeited and reacquired by the company.

Amendments to the Plan

  Our board may amend, suspend or terminate the Plan, in whole or in part and for any reason and without the consent of a participant or beneficiary; provided that no such action will be made without a participant's approval if a participant's approval is necessary to comply with any tax or regulatory requirement.

Tax Provisions

  Whenever Awards under the Plan are to be paid, we will make appropriate withholding in an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

  Except as in the case of a section 83(b) election as described below, a recipient of restricted stock will, at the time the restricted stock vests, realize ordinary income in an amount equal to the fair market value of the stock and we will generally be entitled to a corresponding deduction for federal income tax purposes. A recipient of restricted stock may, at the time of such restricted stock, elect under Section 83(b) of the U.S. Internal Revenue Code (the "Code") to recognize the fair market value thereof as of the date of receipt, in which case we will be entitled to a corresponding deduction at that time. If a recipient of restricted stock makes an 83(b) election and subsequently forfeits the stock prior to lapsing of the relevant restrictions, the recipient will not recognize any loss, for federal income tax purposes, with respect to such forfeiture.

  The foregoing discussion is based upon current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequences.

Current Determination of Awards

  The Plan is a discretionary Plan, and accordingly, it is not possible at present to determine the amount or form of any Award that will be granted to any individual during the term of the Plan.

  The affirmative vote of the holders of a majority of our shares of common stock having voting power present, in person or by proxy, at the meeting is required to approve the adoption of the Plan. The board of directors recommends that the shareholder vote for approval for the Modem Media, Inc. Management Incentive Plan.

                              BOARD OF DIRECTORS

Robert C. Allen, II

  Mr. Allen, 33, has served as our President and Chief Operating Officer since November 1998. From October 1996 to November 1998, Mr. Allen was President of one of our divisions. From 1993 to October 1996, Mr. Allen served as a Managing Partner of Modem Media Advertising Limited Partnership. From 1989 to 1992, Mr. Allen was the Director of Business Development of the Modem Partnership.
Director since 1996.

Robert H. Beeby

  Mr. Beeby, 69, is the retired President and Chief Executive Officer of Frito-Lay, Inc., a position he held from 1989 to 1991. Between 1984 and 1988, Mr. Beeby was the President and Chief Executive Officer of Pepsi-Cola International. Prior to 1984, Mr. Beeby held a number of senior management positions with Wilson Sporting Goods Company, Pepsi-Cola International and Frito-Lay, Inc. He is a member of the board of directors of A.C. Nielsen Co. and Church & Dwight Co.
Director since May 1999.

Donald M. Elliman, Jr.

  Mr. Elliman, 56, has served as President and Chief Executive Officer of Kroenke Sports Enterprises, a sports and arena management firm, since January 2000. From 1995 to 1999, Mr. Elliman served as a director and an Executive Vice President of Time Inc. Mr. Elliman was the President of Sports Illustrated from September 1992 through January 1998 and held various senior sales/marketing and publishing positions with Time Inc. since 1967.
Mr. Elliman is a member of the board of directors of True North Communications, Inc. ("True North").
Director since November 1998.

Richard M. Hochhauser

  Mr. Hochhauser, 56, is currently the President and Chief Operating Officer of Harte-Hanks, Inc., a position he held since 1999. In addition, Mr. Hochhauser serves as President and Chief Executive Officer of Harte-Hanks Direct Marketing, a division of Harte-Hanks, Inc. Prior to 1999, he served as the Chief Operating Officer of Harte-Hanks, Inc. Between 1996 and 1998, Mr. Hochhauser was the Executive Vice President of Harte-Hanks, Inc. Mr. Hochhauser is a member of the board of directors of Harte-Hanks, Inc. and is a member of the Advisory Council, Center for Direct Marketing of New York University. Previously, Mr. Hochhauser was Chairman of the Board of the Direct Marketing Association.

  Mr. Hochhauser is nominated for election at our 2001 annual meeting on May 9, 2001.

G. M. O'Connell

  Mr. O'Connell, 39, is currently Chairman of the Board of Modem Media, Inc. Mr. O'Connell served as Chief Executive Officer of Modem Media from November 1998 to January 2001. From October 1996 to November 1998, Mr. O'Connell was President and Chief Operating Officer of Modem Media. From 1987 to October 1996, Mr. O'Connell was a Managing Partner of Modem Media Advertising Limited Partnership, which he co-founded in 1987. Mr. O'Connell is a member of the board of directors of the Direct Marketing Association.
Director since 1996.

Marc C. Particelli

  Marc C. Particelli, 56, is currently Chief Executive Officer of Modem Media, a position that he has held since January, 2001. From 1997 to December 2000, Mr. Particelli was a partner and managing director of Oak Hill Capital Partners, L.P., an investment firm. Between 1994 and 1997, Mr. Particelli was a partner of Odyssey

Partners, L.P., an investment partnership for hedge funds. From 1973 to 1994, Mr. Particelli held various positions with Booz Allen & Hamilton, Inc., a management and technology consulting firm. He is a member of the board of directors of Caribbean Restaurants, Inc., Oreck Corporation, Progressive Moulded Products, Ltd., and EPIX.
Director since January 2001.

Don Peppers

  Mr. Peppers, 50, is a founder and partner of the Peppers and Rogers Group, a customer relationship management and consulting company. Prior to establishing the Peppers and Rogers Group in 1993, he was the Chief Executive Officer of Perkins/Butler Direct Marketing, a direct-market advertising agency. Mr. Peppers is a member of the Board of Directors of DoubleClick Inc. and Personalization Consortium and is a member of the Advisory Board of Internet Capital Group, Netcentives Inc., E.piphany, Chordiant Software Inc., Got.Marketing.com and BroadVision, Inc.
Director since May 1999.

Donald L. Seeley

  Mr. Seeley, 57, retired as Executive Vice President, Chief Financial Officer of True North in March 2000, a position he had held since June 1997. Currently, Mr. Seeley is a part-time employee and director of True North. In addition, he currently serves as an adjunct Professor of Finance, University of Arizona. Mr. Seeley was the Vice Chairman of True North from May 1999 to March 15, 2000. From June 1997 to March 15, 2000, Mr Seeley was Executive Vice President, Chief Financial Officer of True North. From 1993 through June 1997, Mr. Seeley was Chief Executive Officer of The Alexander Consulting Group Inc. Mr. Seeley is a member of the board of directors of True North and Interlogix Inc.
Director since November 1998.

Joseph R. Zimmel

  Mr. Zimmel, 47, is a managing director and head of the Communications, Media & Entertainment Group for the Americas in the Investment Banking Division at Goldman, Sachs & Co., a position he has held since 1992. From 1988 to 1992, Mr. Zimmel served as a managing director in the firm's Mergers and Acquisitions Department.
Director since May 1999.

  Messrs. Beeby, Peppers and Zimmel were elected to our board of directors under an agreement dated as of May 4, 1999, by and among us, True North, G. M. O'Connell and Robert C. Allen, II. Under that same agreement, we, Messrs. O'Connell and Allen and True North have agreed that (1) until True North no longer owns at least 10% of our outstanding capital stock, such parties would take all actions necessary in order to cause the election of at least one director designated by True North to our board of directors and (2) as long as Messrs. O'Connell and Allen each serves us as an executive officer, the parties to the agreement agreed to take all actions necessary in order to cause their election to our board of directors. On March 19, 2001, True North announced that it entered into an agreement with Interpublic Group of Companies, Inc., pursuant to which Interpublic will acquire True North in a stock-for-stock pooling of interest transaction. The transaction is expected to close during the summer of 2001.

  There are no family relationships among any of our directors or officers.

Board Meetings Held

  The board of directors held 15 meetings during 2000 and took action by written consent once. Each director attended 75% or more of the total meetings of the board of directors and committees of which he was a member.

Board Committees

  Audit Committee. The audit committee makes such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the company and its subsidiaries. The audit committee reviews the adequacy and results of the company's system of internal accounting controls. The audit committee nominates the independent auditors and reviews the independent auditors proposed audit scope and approach as well as the results of the audit engagement. The audit committee provides to the board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require board attention. The audit committee was formed in May 1999 when the company's independent directors were elected and a charter was adopted. In October 2000, the committee reviewed and revised its charter. A copy of the revised charter is attached as Appendix B. The members of the audit committee are Robert H. Beeby and Joseph R. Zimmel and Mr. Zimmel is its chairman. Each member is an independent director within the meaning of the National Association of Securities Dealers' listing standards. Our board will appoint an additional independent director to the audit committee by June 2001. The audit committee met 4 times during 2000.

  Compensation Committee. The compensation committee reviews and makes recommendations to the full board of directors regarding the compensation policy for our executive officers and directors, the general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined. In addition, the compensation committee is responsible for reviewing and making recommendations to the board of directors regarding the adoption and/or amendment of compensation plans including our stock option and stock incentive plans. The members of the compensation committee are Robert H. Beeby and Don Peppers and Mr. Peppers is its chairman. The compensation committee met 6 times during 2000 and took action by written consent 10 times.

  Nominating Committee. In February 2001, our board established a nominating committee which is primarily responsible for reviewing qualifications of candidates for election by our shareholders to our board and of replacements and/or additional nominees to our board.

Director Compensation

  Modem Media directors who are not also employees of ours, or employees or directors of True North, receive options to acquire 17,500 shares of common stock when they join the board of directors. In addition, such outside directors receive options to acquire 5,000 shares of common stock for each year of service at the time of re-election. Each director who is not also an employee of Modem Media or employee or director of True North is also paid $1,000 for each board or committee meeting. Each director who is not also an employee of Modem Media or a director or an employee of True North may receive additional compensation for undertaking extra or unusual responsibilities for the company, such as service on a special or adhoc committee. Our board has determined that Messrs. Zimmel and Beeby should receive additional compensation for their services in participating in the search and interview process for our CEO, the amount of which has not yet been determined. In addition, True North pays Mr. Elliman $2,000 for each of our board meetings that he attends.

Compensation Committee Interlocks and Insider Participation

  Neither of the members of the compensation committee of the board of directors is or has been an officer or employee of ours. Both members of the compensation committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

  Mr. Zimmel is a managing director of Goldman, Sachs & Co. This firm provided us with investment banking services during 2000 and is expected to provide us with similar services during 2001, if required.

  Mr. Peigh had been during 2000 a director of ours and a full-time employee of True North, and was compensated by True North in connection with his employment by True North. Mr. Peigh will not stand for re-election at our 2001 annual meeting on May 9, 2001. Mr. Seeley had been during 2000 and currently is a part-time employee and director of True North and is compensated by True North in connection with his employment agreement with True North. In addition, Mr. Elliman had been during 2000 and currently is a director of True

North. True North's voting control is currently approximately 43.4% of total voting power. These directors may have conflicts of interest in addressing business opportunities and strategies in circumstances where our and True North's interests differ.

  In the normal course of business, we and True North have, from time to time, entered into various business transactions and agreements. These transactions include (1) a sublease with Bozell, Jacobs, Kenyon & Eckhardt, Inc., a subsidiary of True North, for office space in New York City; and (2) a tax matters agreement whereby we and True North have entered into an agreement to provide for certain unitary state tax-sharing arrangements.

  We believe that each of these transactions was made on terms no less favorable than those that we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders or our affiliates will be approved by a majority of our board of directors, including a majority of our independent and disinterested directors, and will be on terms equivalent to those that we could obtain from unaffiliated third parties.

                                STOCK OWNERSHIP

  The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2001 for:

  . each person or entity who is known by us to beneficially own five percent or more of the outstanding shares of either class of our common stock;

  .  each current director and nominee director;

  .  each executive officer named in the Summary Compensation Table; and

  . all directors, nominee directors and executive officers of Modem Media as a group.

                                Stock Ownership

                                                              Common Stock
                                                         ----------------------
                                                            Shares     Percent
                                                         Beneficially    of
Name                                                      Owned (1)   Ownership
----                                                     ------------ ---------
True North Communications Inc...........................  11,103,305    43.4%
 101 East Erie Street
 Chicago, IL 60611 (2)
GEOCapital LLC..........................................   1,670,355      6.5
 767 Fifth Avenue, 45th Floor
 New York, New York 10153-4590 (3)
Strong Capital Management, Inc..........................   1,643,400      6.4
 100 Heritage Reserve
 Milwaukee, Wisconsin 53201 (4)
Douglas C. Ahlers (5)...................................   2,125,948      8.3
G. M. O'Connell (6).....................................   2,422,146      9.4
Robert C. Allen, II (7).................................     799,178      3.1
Robert H. Beeby (8)(9)..................................      37,000        *
Keryn Cerbone (10)(11) .................................      57,367        *
Donald M. Elliman, Jr. (12).............................  11,103,305     43.4
Richard Hochhauser (13).................................           0        *
Sloane Levy (14)........................................      25,916        *
John C. Nardone (15)....................................     303,835      1.2
Marc C. Particelli (16).................................     137,500        *
Terry D. Peigh (17).....................................  11,103,305     43.4
Don Peppers (18)........................................      52,000        *
Donald L. Seeley (19)...................................  11,104,305     43.4
Joseph R. Zimmel (20)...................................      40,000        *
All directors, nominee director and executive officers
 as a
 group (sixteen persons) (21)(22).......................  14,998,289     56.1

* Represents less than one percent (1%).

--------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
 (2) Includes shares of common stock held by various wholly-owned subsidiaries of True North. On March 19, 2001, True North announced that it entered into a definitive agreement with Interpublic Group of Companies, Inc., pursuant to which Interpublic will acquire True North in a stock-for-stock pooling of interest transaction. The transaction is expected to be completed during the summer of 2001.

 (3) GEOCapital LLC filed a statement with the Securities and Exchange Commission on Schedule 13F under the Securities Exchange Act of 1934, as amended, disclosing investment discretion over our common stock (1,670,355 shares). According to the statement, GEOCapital has shared investment discretion over these shares.
 (4) Strong Capital Management, Inc. and Mr. Richard J. Strong, Chairman of the Board and principal shareholder of Strong Capital Management, Inc. jointly filed a statement with the Securities and Exchange Commission on
      Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of Modem Media common stock (1,643,400). Accordingly to the statement, Strong Capital Management, (and Richard S. Strong) has sole dispositive power for 1,643,000 shares.
 (5) Includes 76,000 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
 (6) Includes 347,000 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
 (7) Includes 247,000 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
 (8) Includes 2,000 shares of common stock beneficially owned by Mr. Beeby's wife.
 (9) Includes 35,000 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
(10) Includes 8,000 shares of common stock beneficially owned by Ms. Cerbone's husband.
(11) Includes 45,242 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
(12) Represents 11,103,305 shares of common stock beneficially owned by True North and its wholly-owned subsidiaries. Mr. Elliman, who is a director of True North, disclaims beneficial ownership of such shares.
(13) Mr. Hochhauser is currently not a director. He is a nominee director who will stand for election at our 2001 annual meeting on May 9, 2001.
(14) Includes 23,998 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
(15) Includes 234,790 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
(16) Includes 127,500 shares of common stock subject to option which are exercisable within 60 days of March 15, 2001.
(17) Represents 11,103,305 shares of common stock beneficially owned by True North and its wholly-owned subsidiaries. Mr. Peigh, who is an Executive Vice President of True North, disclaims beneficial ownership of such shares. Mr. Peigh will not stand for re-election at our 2001 annual meeting on May 9, 2001.
(18) Includes 40,000 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
(19) Includes 11,103,305 shares of common stock beneficially owned by True North and its wholly-owned subsidiaries. Mr. Seeley, who is a director of True North, disclaims beneficial ownership of such shares.
(20) Includes 40,000 shares of common stock subject to options which are exercisable within 60 days of March 15, 2001.
(21) Includes an aggregate of 1,157,196 shares of common stock subject to options held by directors, nominee director and executive officers of Modem Media, which are exercisable within 60 days of March 15, 2001. Includes 17,042 shares and options held by Amy Nenner, one of our executive officers, who has notified us that she will resign effective April 4, 2001.
(22) The address of each of the individuals listed, with the exception of Mr. Ahlers, is c/o Modem Media, Inc., 230 East Avenue, Norwalk, Connecticut 06855. Mr. Ahlers' address is 1942 Pacific Avenue, San Francisco, CA 94109.

Section 16(a) Beneficial Ownership

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires reporting by directors and officers and 10% holders of our stock concerning their holdings and transactions in Modem Media securities. A review of our records indicates that during 2000, all filing requirements pursuant to
Section 16(a) relating to our directors and officers were met.

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph depicts a comparison of cumulative total shareholder return for our common stock from the initial public offering price of $16 (prior to our March 1, 2000 two-for-one stock split) through December 31, 2000, the Nasdaq Market Index and the Hambrecht & Quist Technology Index for that same time period. The graph assumes $100 was invested on February 5, 1999 (the date of our initial public offering) ending on December 31, 2000 in our common stock, the Nasdaq Market Index and the Hambrecht & Quist Technology Index.


                            CUMULATIVE TOTAL RETURN

  Based upon an initial investment of $100 on February 5, 1999 with dividends reinvested

                                    [CHART]

                  Modem Media Inc.     Nasdaq US       H&Q Internet Index
                  ----------------    ----------       ------------------
    2/5/99              100                100                  100
   3/31/99              268                104                  122
   6/30/99              143                113                  125
   9/30/99              231                116                  129
  12/31/99              440                172                  250
 3/31/2000              405                193                  261
 6/30/2000              155                168                  193
 9/30/2000               54                154                  186
12/31/2000               41                103                   96

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee

 Compensation Committee Objectives and Philosophy

  The compensation committee is comprised of two non-employee members of our board of directors. The committee recommends, establishes and approves changes to our compensation policies and programs in addition to administering our stock option and stock incentive plans. The committee is charged with the responsibility of ensuring that our compensation philosophy and executive compensation arrangements reflect the interests of the company and our shareholders.

  Our executive compensation programs are designed to meet the following objectives:

  . To attract, motivate and retain the management expertise required to achieve our business strategies;

  . To link executive compensation with shareholder value, a shared sense of commitment and the attainment of our strategic business objectives; and

  . To recognize both corporate and individual performance with a competitive total compensation plan using both cash and non-cash awards.

  The compensation committee sets the company's compensation philosophy and oversees compensation levels for executive officers. The compensation philosophy is designed to be competitive within the industry in which we compete and from which we recruit our senior executives. Our executive compensation program is performance-based with a substantial portion of compensation linked to long-term equity growth and company performance.

 Principal Components of Executive Compensation

  The three main components of our executive compensation program are base salary, annual incentive awards and equity participation in the form of stock option grants. In addition, most of our executive officers may elect to participate in our Employee Stock Purchase Plan. The compensation committee will periodically review the total compensation package of executive officers to ensure that they are consistent with our compensation philosophy. As part of the review, the compensation committee considers corporate performance, competitive survey results, outside consultants and the recommendations of management.

  . Base Salary: Base salaries of executive officers are reviewed annually and are managed in accordance with our compensation philosophy using measures which include achievement of performance objectives, scope of responsibility and experience, and external salary competitiveness within the industry and/or area of the executive's functional expertise.

  . Annual Incentive: The compensation committee approves the payment of a bonus to each executive officer following the conclusion of each fiscal year. For the year 2000 and prior years the cash payout under a discretionary bonus plan was based on a predetermined target which is equal to a percentage of the executive's base salary. Payouts were tied to the achievement of company profit goals, achievement of objectives linked to business direction and individual accomplishments. The compensation committee reserves the right, based on the degree of success achieved under the plan, to reduce or not to approve bonus payments which exceed the target percentage in order to reflect corporate and/or individual performance. Beginning 2001, these incentive bonus payments will include both a cash and a stock component and will be determined in accordance with the Management Incentive Plan, if such plan is approved by shareholders.

  . Stock Options: The compensation committee administers our 1996 and 1997 Stock Option Plans as well as our 1999 and 2000 Stock Incentive Plans. Prior to the establishment of the compensation committee in February 1999, the full board of directors granted to key executive officers and other employees options to purchase shares of our common stock based upon factors such as responsibilities of the officer, tenure, individual contribution and performance. The compensation committee has applied similar criteria in the determination of grants of stock options since the establishment of the compensation committee. It is generally our practice to set stock option exercise prices at 100% of the fair market value on the date of grant. The primary objective of issuing stock options is to provide long-term financial rewards directly linked to market performance of our stock thereby aligning the interests of management and shareholders.

 Policy with Respect to the $1 Million Deduction Limit

  Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation exceeding $1 million paid to any of its five named executive officers. Compensation that qualifies as "performance based" is excluded from the $1 million limit. We expect that the design and administration of our stock option and stock incentive programs will qualify under Section 162(m). The compensation committee does not expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit, however, the compensation committee reserves the right, under appropriate circumstances, to authorize compensation payments which may not be fully tax deductible by the company.

 Compensation of the Chief Executive Officer serving during 2000

  Mr. O'Connell's base salary was determined pursuant to a five-year employment agreement entered into in December 1996. Mr. O'Connell's total compensation for 2000 was based on the same factors as those described for all executive officers described above, including the achievement of company profit goals and objectives linked to individual accomplishment and performance. The target bonus for Mr. O'Connell for 2000 was 40% of base salary. Mr. O'Connell's bonus payment for 2000 was a payment equaling 30% of base salary for that year.

  Submitted by the compensation committee of the board of directors:

    Don Peppers                         Robert H. Beeby
    Chairman

Summary Compensation Table

  The following table sets forth information concerning the compensation received, for each of the last three years, for services rendered to us by Mr. O'Connell who served as Chief Executive Officer during 2000 and each of our other four most highly-compensated executive officers during the year ended December 31, 2000 whose total compensation in 2000 equaled or exceeded $100,000.

                          Summary Compensation Table

                                                                    Securities
                                                                    Underlying
        Name and Principal Positions         Year  Salary   Bonus    Options
        ----------------------------         ---- -------- -------- ----------
GM O'Connell................................ 2000 $300,000 $ 90,000  300,000(1)
 Chief Executive Officer                     1999  300,000  150,000      --
                                             1998  300,000   90,000  285,000


Robert C. Allen, II......................... 2000 $312,500 $263,550  150,000(2)
 President and Chief Operating Officer       1999  300,000  150,000      --
                                             1998  300,000   90,000  285,000


John C. Nardone............................. 2000 $225,000 $ 70,000  125,000(3)
 Vice President, International               1999  225,000  120,000      --
                                             1998  175,000   45,000  247,000


Sloane Levy(4).............................. 2000 $182,750 $ 50,000  115,000(5)
 VP, General Counsel and Corporate Secretary 1999  106,000   40,000   60,000
                                             1998      --       --       --


Keryn Cerbone(6)............................ 2000 $160,000 $ 45,140   50,000(7)
 Vice President, Controller                  1999  145,000   40,000      --
                                             1998  128,975   40,000   28,092

--------
(1) Of the 300,000 options granted, 100,000 were granted pursuant to the Modem Media 1999 Stock Incentive Plan and 200,000 were granted pursuant to the CentrPort Stock Incentive Plan. The CentrPort Stock Incentive Plan authorizes the issuance of options to purchase common stock in CentrPort, Inc., a company in which we currently own a minority interest.
(2) Of the 150,000 options granted, 100,000 were granted pursuant to the Modem Media 1999 Stock Incentive Plan and 50,000 were granted pursuant to the CentrPort Stock Incentive Plan. In February 2001, Mr. Allen irrevocably waived his rights to the 50,000 CentrPort options.
(3) Of the 125,000 options granted, 75,000 were granted pursuant to the Modem Media 1999 Stock Incentive Plan and 50,000 were granted pursuant to the CentrPort Stock Incentive Plan.
(4) Ms. Levy commenced employment with us as Vice President and General Counsel in May 1999.
(5) Of the 115,000 options granted, 40,000 were granted pursuant to the Modem Media 1999 Stock Incentive Plan and 75,000 were granted pursuant to the CentrPort Stock Incentive Plan.
(6) Ms. Cerbone served as our Acting Chief Financial Officer from August 22, 2000 to January 4, 2001.
(7) Of the 50,000 options granted, 20,000 were granted pursuant to Modem Media's Stock Incentive Plans and 30,000 were granted pursuant to the CentrPort Stock Incentive Plan.

Option Grants Table

  The following table sets forth information as to options granted to the named executive officers during 2000.

                       Option/SAR Grants in Fiscal 2000

                                         Percent of                                Potential Realizable Value
                          Number of        Total                                     at Assumed Annual Rate
                          Securities    Options/SARs                                of Stock Appreciation for
                          Underlying     Granted to                                      Option Term(2)
                         Options/SARs   Employees in Exercise Price Per Expiration ---------------------------
Name                       Granted      Fiscal Year       Share(1)         Date         5%           10%
----                     ------------   ------------ ------------------ ---------- ------------ --------------
GM O'Connell............  100,000(3)       2.68%          $15.5625       04/27/10  $ 978,717    $ 2,480,262
                          200,000(4)       3.06%          $  .9375       08/02/10  $ 117,918    $      298,827
Robert C. Allen, II.....  100,000(3)       2.68%          $15.5625       04/27/10  $    978,717 $    2,480,262
                           50,000(4)(5)     .77%          $  .9375       08/02/10  $     29,479 $       74,707
John C. Nardone.........   75,000(3)       2.01%          $15.5625       04/27/10  $    734,038 $    1,860,196
                           50,000(4)        .77%          $  .9375       04/27/10  $     29,479 $       74,707
Sloane Levy.............   20,000(6)        .54%          $15.50         04/13/10  $    194,957 $      494,060
                           20,000(6)        .54%          $ 4.6875       10/12/10  $     58,959 $      149,413
                           75,000(4)       1.15%          $  .9375       08/02/10  $     44,219 $      112,060
Keryn Cerbone...........   15,000(7)        .40%          $15.50         04/13/10  $    146,218 $      370,545
                            5,000(7)        .13%          $ 4.6875       10/12/10  $     14,740 $       37,353
                           30,000(4)        .46%          $  .9375       08/10/10  $     17,688 $       44,824

--------
(1) Modem Media options were granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant, as determined by the compensation committee of our board of directors. CentrPort options were granted at an exercise price equal to $.10 below fair market value of such stock on the date of grant, as such fair market value was determined by CentrPort's Manager, Modem Media, at the time of grant.
(2) These columns show the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.
(3) Represents options in Modem Media, Inc. common stock, which were fully vested upon grant.
(4) Represents options in CentrPort, Inc. common stock, which were fully vested upon grant.
(5) In February 2001, Mr. Allen irrevocably waived his rights to 50,000 options in CentrPort common stock.
(6) Represents options in Modem Media common stock. Options vest as to one-third of the underlying common stock on the first anniversary of the date of grant and as to an additional one-third on each anniversary thereafter. These options will be fully accelerated upon (1) termination of Ms. Levy's employment by her for good reason within 18 months after a change of control or (2) upon termination of her employment by us without cause within 18 months after a change of control.
(7) Represents options in Modem Media common stock. Options vest as to one-third of the underlying common stock on the first anniversary of the date of grant and as to an additional one-third each anniversary thereafter.

Option Exercises and Year-End Value Table

  The following table sets forth information with respect to option exercises by each of the named executive officers during 2000 as well as unexercised options held by such persons as of December 31, 2000.

Aggregate Stock Option/SAR Exercises in Fiscal 2000 and Fiscal Year-End Values

                                                       Number of Securities
                                                      Underlying Unexercised   Value of Unexercised In-
                         Shares Acquired    Value       Options/SARs as of     the-Money Options/SARs as
                         on Exercise (#)  Realized       December 31, 2000       of December 31, 2000(1)
                         --------------- ----------- ------------------------- -------------------------
Name                                                 Exercisable Unexercisable Exercisable Unexercisable
----                                                 ----------- ------------- ----------- -------------
G. M. O'Connell.........         0(2)            --    331,800      129,200          0            0
                                 0(3)            --    200,000          --           0           --
Robert C. Allen, II.....         0(2)            --    231,800      129,200          0            0
                                 0(3)            --     50,000(4)       --           0           --
John C. Nardone.........    63,646(2)    $409,243.78   232,472      101,118          0            0
                                 0(3)            --     50,000          --           0           --
Sloane Levy.............         0(2)            --     17,332       78,668          0            0
                                 0(2)            --     75,000          --           0           --
Keryn Cerbone...........         0(2)            --     33,922       36,006          0            0
                                 0(3)            --     30,000            0          0           --

--------
(1) Calculated by determining the difference between the exercise price and the deemed fair market value of the securities underlying options. The closing price of Modem Media's common stock on December 29, 2000, $3.3125, was used to determined fair market value of Modem Media common stock on December 31, 2000. The price per share paid by venture capitalists investing in CentrPort, Inc. on December 22, 2000 is deemed to be the fair market value of CentrPort common stock as of December 31, 2000.
(2) Represents options in Modem Media, Inc. common stock.
(3) Represents options in CentrPort, Inc. common stock.
(4) In February 2001, Mr. Allen irrevocably waived his right to 50,000 CentrPort options.

Certain Benefit Plans

  We do not have a pension plan for any of our employees or executive officers. We do offer a retirement savings plan established pursuant to
Section 401(k) of the Internal Revenue Code. Employees may authorize us to make compensation deferral contributions between 1% and 15% of total pay. We may make a discretionary pretax matching contribution determined annually by the board of directors to the accounts of employees employed by us as of the last day of the contribution period.

Stock Plans

  The following is a description of our stock-based compensation plans in which any of our executive officers may participate.

 1999 Stock Incentive Plan

  In December 1999, we adopted the Modem Media . Poppe Tyson, Inc. 1999 Stock Incentive Plan, pursuant to which a total of 3,000,000 shares of common stock have been reserved for issuance in order to attract, retain and provide additional incentive to highly qualified employees, directors and consultants. Under the 1999 Stock Incentive Plan, we may grant stock options (including incentive stock options and nonqualified options), stock appreciation rights, restricted stock, merit awards, performance awards and other stock-based awards to our employees, directors and consultants. The 1999 Stock Incentive Plan is administered by our board of directors or a Compensation Committee consisting of two or more outside directors. Our board of directors or Compensation Committee interprets and construes provisions of the 1999 Stock Incentive Plan, adopts rules for administering the plan and determines grants of equity awards under the plan. As of March 15, 2001 only awards in the form of stock options have been granted under the 1999 Stock Incentive Plan. As of March 15, 2001 options to purchase an aggregate of 3,298,179 shares of common stock have been granted under the 1999 Stock Incentive Plan, of which 2,078,950 shares are outstanding. Under the terms of the 1999 Stock Incentive Plan, if within one year following our change of control, a participant's employment is terminated involuntarily by us other than for cause, then each outstanding option held by the participant will automatically vest and become fully exercisable.

 1997 Stock Option Plan

  In 1997, we established the Modem Media . Poppe Tyson, Inc. 1997 Stock Option Plan, pursuant to which a total of 6,080,000 shares of common stock have been reserved for issuance to provide additional incentive to our employees, officers, directors and consultants. Pursuant to the 1997 Stock Option Plan, we may grant stock options (including incentive stock options and nonqualified options) and stock purchase rights to our employees, officers, directors and consultants. Our board of directors or Compensation Committee interprets and construes provisions of the 1997 Stock Option Plan, adopts rules for administering the plan and determines grants of equity awards under the plan. As of March 15, 2001, options to purchase an aggregate of 7,042,226 shares of common stock had been granted under the 1997 Stock Option Plan, of which 4,641,986 shares are outstanding. In connection with our transfer to True North of the non-strategic digital interactive marketing operations originally contributed by True North to us, True North has agreed to satisfy options to purchase up to an aggregate of 579,032 shares of common stock held under the 1997 Stock Option Plan by employees of True North and its affiliates, including Poppe Tyson, Inc. Accordingly, upon exercise of such options, the exercise price will be paid to True North and True North will surrender an equivalent number of shares of our common stock to us. As of March 15, 2001, options to purchase 208,039 shares of common stock remain outstanding to be satisfied by True North. Under the terms of the options granted to date under the 1997 Stock Option Plan, if we are acquired or merge with another entity or transfer all or substantially all of our assets, then each outstanding option will automatically vest and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

Modem Media Advertising Limited Partnership 1996 Option Plan

  In 1996, the Modem Partnership established the Modem Media Advertising Limited Partnership 1996 Option Plan, pursuant to which units ("Units") representing assignments of beneficial ownership of the Modem Partnership were reserved for issuance to provide additional incentives to the Modem Partnership's key employees, consultants, officers and directors. The Modem Partnership ceased to have its own separate existence prior to our initial public offering in February 1999, and the terms and the conditions of the 1996 Option Plan were assumed by us. Pursuant to the terms of the 1996 Option Plan, Units acquired under the plan were converted into shares of common stock, and options to acquire Units were converted into options to acquire our common stock. The 1996 Option Plan is administered by our board of directors and the compensation committee of the board of directors. As of March 15, 2001, options to purchase an aggregate of 690,492 shares of our common stock had been granted under the 1996 Option Plan, of which 194,400 shares are outstanding. Upon the date of grant, each option was fully vested. For the ninety-day period following an option holder's termination of employment, we have the right to repurchase all options held by the option holder under the 1996 Option Plan at a price equal to the fair market value of the options as of the date of notice of repurchase. As of March 15, 2001, all available options had been granted under the 1996 Option Plan, and there will be no further grants under this plan.

 Employee Stock Purchase Plan

  Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in February 1999. A total of 1,900,000 shares of our common stock have been reserved for sale. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code, provides for consecutive, overlapping 24-month offering periods. Each offering period contains four six-month purchase periods. Offering periods begin on the first trading day on or after February 15 and August 15 of every year and terminate 24 months later. Employees are eligible to participate if they are employed by us or a subsidiary of ours designated by the board of directors for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase our common stock through payroll deductions, which may not exceed 15% of an employee's compensation, subject to certain limitations.

  Each participant is granted an option to purchase stock on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each purchase period. The purchase price of each share of our common stock under the Purchase Plan is equal to 85% of the lesser of the fair market value per share of our common stock on the start date of that offering period or on the date of the purchase. Employees may modify or end their participation in the offering at any time during the offering period or on the date of purchase, subject to certain limitations. Participation ends automatically on termination of employment with us.

CentrPort Stock Incentive Plan

  In 2000, some of our employees, including, Messrs. O'Connell, Allen, Nardone, Levy and Cerbone, were granted options to purchase shares of CentrPort, Inc., a company in which we own a minority stake, pursuant to the CentrPort, Inc. Stock Incentive Plan. All CentrPort options granted to our employees were fully vested at the time of grant. Until CentrPort is a publicly traded company, vested options can be repurchased by CentrPort upon an employee's termination of employment. In February 2001, Mr. Allen irrevocably waived his rights to the CentrPort options granted to him.

Employment Agreements

  In December 1996, we entered into a five-year employment agreement with Mr. O'Connell providing for an initial annual base salary of $300,000, subject to increases at the discretion of our Board of Directors. Mr. O'Connell currently receives a base salary of $300,000. Pursuant to the employment agreement, if we terminate such executive's employment without cause, the executive is entitled to receive severance benefits equal to salary plus bonus for a period equal to lesser of three years after such termination or the time remaining in the initial term of employment. Pursuant to a letter agreement between us and Mr. O'Connell, the vesting of his stock options granted prior to January 2000 will be accelerated by one year upon (1) termination of his employment by him for good reason within 18 months after a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. In addition, if the effective date of such termination is six months or less from the next vesting date, an additional prorated number of options will vest. Mr. O'Connell has agreed to certain confidentiality, non-competition and non-solicitation provisions.

  In December 1996, we entered into a five-year agreement with Mr. Allen, providing for an initial base salary of $300,000. Effective July 1, 2000, his base salary was increased to $325,000 and his bonus for the year 2000 was determined to be no less than $150,000; provided Mr. Allen was employed at the time such annual bonuses were paid. Pursuant to the employment agreement, if we terminate such executive's employment without cause, the executive is entitled to receive severance benefits equal to salary plus bonus for a period equal to lesser of three years after such termination or the time remaining in the initial term of employment. Pursuant to a letter agreement between us and Mr. Allen, the vesting of his stock options granted prior to January 2000 will be accelerated by one year upon (1) termination of his employment by him for good reason within 18 months after a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. In addition, if the effective date of such termination is six months or less from the next vesting date, an additional prorated number of options will vest. Mr. Allen has agreed to certain confidentiality, non-competition and non-solicitation provisions.

  In December 1998, we entered into an 18-month agreement with Mr. Nardone, providing for an initial base salary of $225,000. Beginning July 2000 either party can terminate with 30 days notice. Pursuant to a letter agreement between us and Mr. Nardone, the vesting of his stock options granted prior to January 2000 will be accelerated by one year upon (1) termination of his employment by him for good reason within 18 months after a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. In addition, if the effective date of such termination is six months or less from the next vesting date, an additional prorated number of options will vest. Mr. Nardone has agreed to certain confidentiality, non-competition and non-solicitation provisions.

  In April 1999, we entered into an employment agreement with Ms. Levy for an initial base salary of $170,000. Pursuant to the employment agreement, if we terminate Ms. Levy's employment without cause, she is entitled to receive severance benefits equal to one year of base salary plus any other payments to which she may be entitled to at that time. Pursuant to a letter agreement between us and Ms. Levy, the vesting of Ms. Levy's stock options granted on May 17, 1999 shall be accelerated by one year and the vesting of the options granted to Ms. Levy on December 6, 1999 shall be fully accelerated upon (1) termination of her employment by her for good reason within 18 months after a change of control or (2) upon termination of her employment by us without cause within 18 months after a change of control. In addition, with respect to her options granted on May 17, 1999, if the effective date of such termination is six months or less from the next vesting date, an additional prorated number of options will vest. Ms. Levy has also agreed to certain confidentiality, non-competition and nonsolicitation provisions.

  On February 4, 1997, we entered into an employment agreement with Ms. Cerbone for an initial base salary of $120,000. Pursuant to a letter agreement between us and Ms. Cerbone, if we terminate Ms. Cerbone's employment for any reason other than cause, she will be paid severance equal to one year of base salary.

Indebtedness of Management

  None of our executive officers are or were indebted to the company or any subsidiary at any time since January 1, 2000.

Report of the Audit Committee

  The Audit Committee is currently composed of two non-employee members of our board of directors. Each member is independent as defined under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The board of directors is committed to adding an additional non-employee independent board member to the committee by June of this year.

  In October 2000, the committee adopted a revised written charter. A copy of the charter is included in this proxy statement as Attachment B. The charter charges the committee with the primary responsibilities of providing assistance to the board of directors in its oversight responsibilities by monitoring the corporate financial reporting and internal and external controls regarding finance, accounting, legal compliance and ethics; providing the board of directors with the results of its examinations and recommendations; outlining to the board of directors improvements made or to be made in internal accounting controls and providing the board of directors with additional materials and information as necessary to make the board aware of significant financial matters requiring the board's attention.

  The committee met four times during the course of 2000. In February 2001, the committee conducted a review of the company's audited financial statements for 2000 and audit findings. On February 21, 2001, the committee discussed in detail the audited financial statements with members of the company's management. These discussions were updated in March 2001 after the impairment analysis of the goodwill associated with the acquisition of Vivid Holdings, Inc. was completed and it was determined that such goodwill could not be realized.

  Also at the February committee meeting, the audit committee discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements in Auditing Standards, AU Section 380), as may be modified or supplemented.

  On February 21, 2001, the committee formally reviewed and discussed with the independent auditors the auditors' independence. At that time, the audit committee received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented.

As part of the review, the committee determined that the provision of the services mentioned in the following two paragraphs were compatible with maintaining Arthur Andersen's independence.

  Audit Fees. The aggregate fees billed for professional services rendered for the audit of our annual financial statements for the year 2000 and the reviews of the financial statements included in our Forms 10-Q were $426,100.00.

  Financial Information Systems Design and Implementation Fees. There were no fees billed for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Arthur Andersen for the year 2000.

  All Other Fees. The aggregate fees billed for services rendered by Arthur Andersen other than the fees mentioned in the two preceding paragraphs for the year 2000 were $563,000.00.

  Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company's annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Joseph R. Zimmel                          Robert H. Beeby
Chairman


                            ADDITIONAL INFORMATION

  As of the date of this proxy statement, we know of no matters to be presented at the meeting other than the items referred to on the notice of proxy. If any other business is properly brought before the meeting, the holders of the proxies will vote and act with respect to the business in accordance with their best judgement. Discretionary authority to do so is conferred by the enclosed proxy.

                                                                     Appendix A

                               MODEM MEDIA, INC.

                           MANAGEMENT INCENTIVE PLAN

  1. Purpose. The purpose of this 2001 Management Incentive Plan (the "Plan") is to aid Modem Media, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), in attracting, retaining, motivating and rewarding key senior employees and executives of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals. The Plan authorizes stock-based and cash-based incentives for Participants.

  2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

    (a) "Award" means a conditional right, granted to a Participant under this Plan to receive cash or Restricted Stock.

    (b) "Beneficiary" means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his death while a Participant or, in the absence of such designation, the Participant's estate.

    (c) "Board" means the Company's Board of Directors.

    (d) "Cause" means, unless otherwise provided by the Committee, that the Participant (i) engages in misconduct in the performance of Company duties including, but not limited to, the violation of non-competition agreements, confidentiality agreements or Company policies; (ii) engages in illegal conduct, other than any misdemeanor, traffic violation or similar misconduct, in connection with the performance of duties for the Company; or (iii) commits a felony. In the case of a termination for Cause the determination of the Committee as to whether Cause exists shall be final and binding.

    (e) "Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

    (f) "Committee" means the compensation committee consisting of two or more directors designated by the Board to administer the Plan. The Committee shall have such authority and be responsible for such functions as the Board assigns it.

    (g) "Company Target Performance Level" means the financial performance level established annually by the Committee for the Company.

    (h) "Disability" means total and permanent disability as defined in
  Section 22(e)(3) of the Code.

    (i) "Effective Date" means the effective date specified in Section 11(j).

    (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

    (l) "Named Executive" means a person whose compensation from the Company is, or is deemed materially likely by the Committee to be, subject to the limitation on deductibility set forth in Section 162(m) of the Code.

    (m) "Participant" means a person who has been granted an Award under the Plan.

    (n) "Performance Goals" means the performance objectives of the Company during a Performance Period for the purposes of determining whether, and to what extent, Awards will be earned for the Performance Period.

    (o) "Performance Period" means the period of time over and within which performance is measured for the purposes of determining whether an Award has been earned.

    (p) "Restricted Stock" means stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

    (q) "Retirement" means the termination of the employment of Participant from the employ of the Company, at or after the age 65 or, with the advance consent of the Committee, at or after age 55.

3. Administration.

  (a) Power and Authority. The Committee shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all parties. If any person objects to any such interpretation or action formally or informally, the expenses of the Committee and its agents and counsel shall be chargeable against any amounts otherwise payable under the Plan to or on account of the Participant.

4. Stock Subject to Plan.

  (a) Basic Limitation. Shares offered under the Plan may be authorized but unissued shares or treasury shares of common stock of the Company ("Shares"), par value of $.001 per share. The maximum number of Shares of the Company that may be issued under the Plan shall be 800,000. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

  (b) Additional Shares. In the event that Shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, right of repurchase or right of first refusal, such Shares shall again be available for the issuance under the Plan.

  (c) Adjustments. If there is any change in the common stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the number of shares available for grants of Restricted Stock and the number of shares subject to outstanding grants of Restricted Stock, and the price thereof as applicable, shall be appropriately adjusted by the Committee.

5. Eligibility.

  (a) Generally. Participants in the Plan shall be selected by the Committee from among the executive officers and senior managers of the Company who have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of awards, the Committee may consider any factors it deems relevant, including, without limitation, the individuals' functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and growth.

6. Term, Amendment and Termination.

  (a) Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan, may continue in full force and effect until the third anniversary of the Effective Date.

  (b) Amendment and Termination. The Board reserves the right at any time to amend, suspend, or terminate the Plan in whole or in part and for any reason and without the consent of Participant or Beneficiary; provided, that no such amendment shall adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment.

7. Awards.

  (a) Generally. Awards are granted if the Company and Participant achieve Performance Goals as specified by the Committee consistent with this Section 7(b). The Awards shall be computed based upon a percentage of the Participant's salary and shall be denominated in cash and Restricted Stock in a proportion as determined by the Committee. The maximum Award payment that may be made to any Participant under the Plan per year is $2.5 million. At the beginning of the plan year, the Committee will identify the minimum level of performance.

  (b) Business Criteria. One or more of the following business criteria for the Company, shall be used by the Committee in establishing Performance Goals for such Awards: (1) revenues; (2) expenses; (3) gross profit; (4) operating income; (5) net income; (6) earnings per share; (7) cash flow; (8) capital expenditures; (9) working capital; (10) economic value added; (11) stock price per share; (12) market value; (13) enterprise value; (14) book value; (15) return on equity; (16) return on book value; (17) return on invested capital;
(18) return on assets; (19) capital structure; (20) return on investment; and
(21) utilization.

  (c) Performance Period; Timing for Establishing Performance Goals. Achievement of Performance Goals in respect of such Awards shall be measured over a Performance Period of one year. In the case of Awards to Named Executives, the Performance Goals and the Company Target Performance Level shall be established in writing no later than 90 days after the beginning of any Performance Period applicable to such Award.

  (d) Adjustments. The Committee shall have the authority to adjust Performance Goals for any Performance Period as equitably necessary, without enlarging or diminishing the Participants rights, in recognition of (i) extraordinary or nonrecurring events experienced by the Company during the Performance Period; (ii) changes in applicable accounting rules or principles or changes in the Company's methods of accounting during the Performance Period; or (iii) the occurrence of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger consolidation, rights offering, or any other change in the capital structure of the Company.

  8. Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

    (a) Grant. There shall be transferred to the name of each Participant receiving an award of Restricted Stock a number of full shares of Restricted Stock equal to the whole number of the quotient obtained by dividing (i) the amount of such Award to be granted in the form of Restricted Stock by (ii) the volume weighted average closing price for the Company's common stock for the ten (10) trading days preceding the date of the Award grant. If the amount of such award is not evenly divisible by such average closing price, the remainder shall be paid to the Participant in cash.

    (b) Restrictions. The Restricted Stock may not be sold, exchanged, transferred pledged or otherwise disposed of by the Participant until their release and shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except to the extent restricted under the terms any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

    (c) Termination of Employment. Unless determined otherwise by the Committee, in the event of Participants termination of employment with the Company, during the applicable restriction period, due to the Participant's
  (i) death, (ii) Disability, (iii) Retirement or (iv) termination by the Company without Cause, any restrictions on the Participant's Restricted Stock will lapse. Except as otherwise stipulated by this Section, upon the termination of Participant's employment with the Company all Restricted Stock shall be forfeited and reacquired by the Company.

    (d) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

    (e) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted stock having a fair market value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock or other property has been distributed.

9. Termination of Employment.

  (a) Death, Disability, Retirement. Unless determined otherwise by the Committee, if a Participant's employment with the Company terminates due to death, Disability, Retirement, or if Participant is terminated by the Company other than for Cause, the Participant, or his beneficiary, will be paid a prorated Award at the same time that Awards are otherwise paid under the Plan. For the purposes of the foregoing, a prorated Award will be determined by multiplying the amount of the Award that would otherwise have been payable to the Participant if such Participant's employment had not been so terminated by a fraction, the numerator of which is the number of days in the period commencing with the start of the applicable Plan Year and ending with the date as of which the Participants employment with the Company so terminated, and the denominator of which is 365.

  (b) Termination. Unless provided otherwise by the Committee, if a Participant's employment with the Company is terminated for Cause or if a Participant resigns from the Company for any reason, the Participant's right to the payment of an Award and all other rights under this Plan will be forfeited, and no amount will be paid or payable hereunder to or in respect of such Participant.

10. General Provisions.

  (a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of stock or payment of other benefits under any Award until completion of such registration or qualification of such stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the stock of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

  (b) Limits on Transferability; Beneficiaries. No Award under the Plan shall be assignable or transferable by the Participant thereof, except by will or by the laws of descent and distribution, unless the Committee shall elect to permit such an assignment or transfer in its sole discretion.

  (c) Tax Provisions.

    (i) Withholding. Whenever payments under the Plan are to be made, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

    (ii) Required Consent to and Notification of Code Section 83(b)
  Election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

  (d) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan. With respect to any payments not yet made to a Participant or obligation to deliver stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  (e) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

  (f) Compliance with Code Section 162(m). It is the intent of the Company that, to the extent consistent with the business goals of the Company, all Awards to Named Executives shall constitute qualified "performance-based compensation" within the meaning of Code Section 162(m) and regulations. Accordingly, in connection with language that is designated as intended to comply with Code Section 162(m), the terms of the Plan, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

  (g) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

  (h) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Participant the right to continue in the employ or service of the Company, (ii) interfering in any way with the right of the Company to terminate any Participant's employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving a Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv)conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of stock in accordance with the terms of an Award. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

  (i) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

  (j) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders.

                                                                     Appendix B

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF MODEM MEDIA, INC.

I.PURPOSE

  The Audit Committee shall provide assistance to the Board of Directors (the "Board") in its oversight responsibilities by: making such examinations as are necessary to monitor the corporate financial reporting and internal and external controls regarding finance, accounting, legal compliance and ethics that have been established by the Board and management; providing the Board the results of its examinations and recommendations derived therefrom; outlining to the Board improvements made, or to be made, in internal accounting controls; and providing the Board such additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

  In addition, the Audit Committee will undertake those specific duties and responsibilities enumerated below and such other duties as the Board from time to time may prescribe.

II.COMPOSITION

  The Audit Committee will initially consist of two directors elected by the Board each of whom shall be independent directors in accordance with the rules of the National Association of Securities Dealers, Inc. and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee; provided, however, the Audit Committee will consist of three or more directors no later than June 2001. Each member of the Committee shall have an understanding of fundamental finance and accounting practices, and at least one member of the Committee shall have past employment experience in accounting or related financial management. Committee members shall be elected by the Board and a chairperson of the Audit Committee may be elected by a majority vote of the members of the Committee or by the full Board.

III.MEETINGS

  The Audit Committee shall meet at least four times each year. The Committee shall meet at least annually with management, and the independent accountants in executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed. The Committee (or at least its chairperson) shall also meet with the independent accountants and management quarterly to review the quality of the Company's financial reporting.

IV.MINUTES

  The Audit Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

V.RESPONSIBILITIES AND DUTIES

A.Independent Auditors

1. Recommend to the Board of Directors the appointment of the independent auditors, evaluate their performance and, where appropriate, replace or recommend to the Board their replacement.

2. Review on an annual basis the auditors' independence, including a formal written statement detailing all relationships between the external auditor and the Company, and take appropriate action to ensure their independence.

3. Review the independent auditors' proposed audit scope and approach and fee arrangements.

4. Periodically consult with the independent auditors, outside of the presence of management, about internal controls and financial reporting processes.

B.Document Review

1. Conduct a review of the Company's annual financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

2. Review other reports or financial information (including the Company's interim financial statements included in the Company's Form 10-Q) or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountants.

3. Review the unaudited quarterly operating results in the Company's quarterly earnings release. The Chairperson of the Audit Committee may represent the Committee in this review.

4. Annually review the adequacy of and periodically revise this Charter.

5. Prepare report of the Audit Committee to be included in the Company's annual proxy statement.

C.Financial Reporting Processes and Improvements

1. Review on a continuing basis the adequacy and quality of the Company's internal and external financial reporting including an annual review of the integrity of the Company's accounting principles with the external auditors.

2. Consider and adopt, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants and management.

3. Review any significant disagreement among management and the independent auditors.

4. Establish regular systems of reporting by management and the independent auditors regarding any significant judgments made during in the preparation of the financial statements and any difficulties arising during the course of the annual audit.

5. Evaluate the success of the implementation of improvements or changes in financial or accounting practices.

D.Legal Compliance and Company Policies

1. Review and periodically update the Company's Code of Conduct and review management's monitoring of compliance with the Code.

2. Review, with the Company's counsel, legal compliance matters and policies and any legal matters that could have a significant impact on the organization's financial statements; if necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

3. Review and assess conflicts of interest and related party transactions.

4. Performing other oversight functions as requested by the full Board.

[X] Please mark your votes as in this example.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3 .




1. Election of                     FOR        WITHHELD
   Directors                       [_]           [_]

                       For, except vote withheld from the following nominee(s):

To elect the nine nominees for director of Modem Media, Inc. listed below:

Robert C. Allen, II, Robert H. Beeby, Donald M. Elliman, Jr., Richard M. Hochhauser, Gerald M. O'Connell, Marc C. Particelli, Don Peppers, Donald Seeley, Joseph Zimmel



2.     Proposal to ratify the appointment of Arthur Andersen LLP as the            FOR       AGAINST     ABSTAIN
       Company's independent auditors for 2001.                                    [_]         [_]         [_]

3.     Proposal to approve the Modem Media, Inc. Management Incentive Plan.        FOR       AGAINST     ABSTAIN
                                                                                   [_]         [_]         [_]

4. In their discretion on such other business as may properly come before the meeting or any adjournments thereof.


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder must sign.


                                           -----------------------------------

                                                                          2001
                                           -----------------------------------
                                           SIGNATURE(S)                   DATE

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.



-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                               MODEM MEDIA, INC.
                                230 East Avenue
                          Norwalk, Connecticut 06855

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned appoints Frank Connolly, Jr. and Sloane Levy as proxies, with power of substitution, to vote all shares of Modem Media, Inc. ("Modem Media") common stock of the undersigned held as of March 21, 2001, at the Annual Meeting of Shareholders to be held at the Merritt 7 Corporate Park located at 301 Merritt 7 in Norwalk, Connecticut at 9:30 a.m. on May 9, 2001, and at any adjournment thereof. If no direction is made as to the manner of voting, the proxy will be voted for the nominees listed in Item 1 and in favor of Items 2 and 3.

       Should the undersigned be present and elect to vote at the Annual Meeting or any adjournment thereof and after notification the Corporate Secretary of Modem Media, Inc. of the stockholder's decision to terminate this proxy, this proxy shall be deemed terminated. This proxy may also be revoked by written notice to the Corporate Secretary prior to the Annual Meeting.

       Please sign and date this card on the reverse side and return promptly in the envelope provided.


-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -




                DIRECTIONS TO THE ANNUAL MEETING OF SHAREHOLDERS

LOCATION:     THE MERRITT 7 CORPORATE PARK
              301 MERRITT 7
              NORWALK, CT 06851
              (203) 847-3311

FROM I-95
---------

EXIT 15 - TO ROUTE 7 CONNECTOR.
(ROUTE 7 TOWARDS DANBURY) AT END
OF CONNECTOR TAKE A RIGHT AT THE
LIGHT. GO DOWN THE HILL TO TRAFFIC
LIGHT. (DEPARTMENT OF MOTOR
VEHICLES WILL BE DIRECTLY IN FRONT
OF YOU). AT LIGHT TAKE A RIGHT ON
TO ROUTE 7 SOUTH. GO TO MERRITT
SEVEN BUILDINGS - #301


MERRITT PARKWAY (ROUTE 15):
---------------------------

EXIT 40B...MAKE RIGHT TURN ON TO
ROUTE 7 NORTH (TOWARDS DANBURY)
PROCEED 1/2 MILE...MERRITT 7 BUILDING #301
ON LEFT SIDE.